Exhibit 4.9

                                 THIRD AMENDMENT
                          TO THE ADOPTION AGREEMENT OF
                             UNION BANKSHARES, LTD.
                           PROFIT SHARING 401(k) PLAN

RECITALS:

     1. Union Bankshares, Ltd. is the Employer under the Union Bankshares, Ltd. Profit Sharing 401(k) Plan (the "Plan") which was originally effective January 1, 1989 as to certain qualification provisions and effective October 1, 1993 as to other provisions.

     2. The Employer wants to amend the Plan to provide that forfeitures will reduce Employer Contributions.

AMENDMENT:

     A. Section 13(f) of the Adoption Agreement of the Plan shall be amended as follows:

"(f) FORFEITURES: (check one)

     ( ) NO REDUCTION: Forfeitures will not reduce Employer Contributions but will be allocated in the same manner as Matching Contributions or, if none, in proportion to all of the Compensation of the Participants determined under Section 3.2 of the Plan for the portion of the Plan Year during which they were Participants. Forfeitures will be subject to the same limitations as Employer Contributions.

     (X) REDUCTION: Forfeitures will reduce Employer Contributions; provided, however, that Excess Aggregate Contributions will not reduce Matching Contributions."

This amendment shall be effective for Plan Years beginning on or after January 1, 1996.

     IN WITNESS WHEREOF, the employer has executed this amendment to the Adoption Agreement this 27th day of January, 1997.


                                                 /s/Bruce Hall
                                                 ------------------------------
                                                 Bruce Hall
                                                 Vice President and Secretary